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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

         This Agreement dated as of November 16, 1998 is between Galileo Corporation ("Galileo"), a Delaware corporation with its principal offices at Galileo Park, P.O. Box 550, Sturbridge, MA 01566, and W. Kip Speyer (the "Employee") residing at 10361 Parkstone Way, Boca Raton, Florida 33498. Prior to the date hereof, Employee served as president and general manager of Leisegang Medical, Inc. ("LMI"), a subsidiary of Galileo, pursuant to the Employment Agreement dated as of August 6, 1996 among LMI, Employee and Galileo (the "Prior Agreement"). Since the date hereof, Employee has been serving as president and chief executive officer of Galileo. The parties desire to set forth the terms and conditions of Employee's current position, which shall supersede the Prior Agreement.
         Accordingly, the parties hereto agree as follows:
         SECTION 1.  EMPLOYMENT OF EMPLOYEE.
         1.1 EMPLOYMENT. Subject to the terms and conditions of this Agreement, Galileo agrees to employ Employee in a full time capacity as president and chief executive officer of Galileo with such specific duties as may reasonably be assigned to Employee from time to time by the Board of Directors of Galileo (the "Board") for the period commencing on the date hereof and terminating on September 30, 2001, unless earlier terminated as herein provided. During Employee's employment hereunder, Employee will continue to serve as president and a director of LMI and Employee's principal place of work will remain within 20 miles of the Boca Raton municipal limits unless otherwise agreed by him, provided that Employee acknowledges that he may be required to travel regularly to Galileo's principal office at Galileo's expense. So long as Employee serves as president and chief executive officer of Galileo hereunder, Galileo will use best efforts to cause him to be elected as a director of Galileo. Employee hereby accepts such employment for the term hereof. Neither Galileo nor Employee shall have any obligation to continue employment after the term hereof. If Employee remains employed after the term hereof, Employee's employment and compensation may be terminated at will, with or without cause and with or without notice, at any time at the option of Galileo or Employee.

         SECTION 2. COMPENSATION. For all services to be rendered by Employee to Galileo and its subsidiaries pursuant to this Agreement, Galileo shall pay to and provide the Employee with the following compensation and benefits:

         2.1 BASE SALARY AND BONUS. Galileo shall pay to Employee a base salary at the rate of $250,000 per year, payable in substantially equal biweekly installments, subject to annual review by the Board, provided that base salary shall not be decreased during the term hereof. Employee will have the opportunity to earn an annual incentive cash bonus of up to 40% of base salary. The bonus for the fiscal year ended September 30, 1999 will be based upon achievement of net sales by LMI of $9.2 million for such fiscal year, as provided in the Prior Agreement. The bonuses for the fiscal years ending September 30, 2000 and 2001 will be based upon achievement of personal and corporate goals established by agreement of the Board and Employee prior to the beginning of the fiscal year.

         2.2 AUTOMOBILE. Galileo will provide Employee with a leased car for his personal and business use with an annual rental not exceeding $7,500 and reimburse Employee for all reasonable operating expenses.


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         2.3 PARTICIPATION IN BENEFIT PLANS. Employee shall be entitled to participate in all employee benefit plans or programs of Galileo to the extent that Employee's position, title, tenure, salary, age, health and other qualifications make Employee eligible to participate. Galileo does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of this Agreement, and Employee's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. Employee shall be entitled to vacation each year for a period of four weeks during which compensation shall be paid in full, with any additional vacation time to be allowed only in accordance with applicable Galileo policy.
         2.4 EXPENSES. Galileo shall reimburse Employee for all ordinary and necessary business expenses incurred in the performance of Employee's duties under this Agreement, provided that Employee accounts properly for such expenses to Galileo in accordance with the general corporate policy of Galileo as determined by the Board and in accordance with the requirements of the Internal Revenue Service regulations relating to substantiation of expenses.
         SECTION 3. CONFIDENTIAL INFORMATION. Employee agrees to be bound by the terms of the attached Galileo agreement as if set forth herein, including without limitation the terms relating to confidential information, inventions and Galileo employees. The obligations of Employee under such agreement shall survive termination of this Agreement for any reason.
         SECTION 4.  TERMINATION AND SEVERANCE PAYMENT.
         4.1 EARLY TERMINATION. Employee's employment hereunder shall terminate prior to the expiration of the term specified in Section 1.1:
             (a) Upon Employee's death or inability by reason of physical or mental impairment to perform substantially all of Employee's services as contemplated herein for 90 days or more within any six-month period;
             (b) By Galileo or Employee without cause upon not less than 30 days' prior written notice to the other; or
             (c) By Galileo in the event of Employee's breach of any material duty or obligation hereunder, or intentional or grossly negligent conduct that is materially injurious to Galileo as reasonably determined by the Board, or willful failure to follow the reasonable directions of the Board.
         4.2 SEVERANCE PAYMENT. In the event of termination of the Employee's employment by Galileo under Section 4.1(b), Galileo shall pay to Employee as severance an amount equal to base salary at the rate specified in Section 2.1 and the full amount of his bonus (assuming all applicable goals are achieved) for the balance of the term, payable in equal biweekly installments. In addition, Galileo will continue the automobile benefit provided in Section 2.2 and the medical and dental insurance benefits of Employee in effect at such termination for the balance of the term but not after Employee secures other employment.
         SECTION 5. NONCOMPETITION. Employee agrees that so long as he is employed by Galileo and for two years after termination of his employment with Galileo for any reason, Employee will not, directly or indirectly, except as a passive investor in publicly held companies, engage in competition with Galileo or any of its subsidiaries, or own or control any interest in, or act as a director, officer or employee of, or consultant to, any firm, corporation or institution directly or indirectly engaged in competition with Galileo or any of its subsidiaries.
         SECTION 6.  MISCELLANEOUS.
         6.1 NOTICES. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, transmitted by telecopy or sent by recognized overnight delivery service for next


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day delivery to the addresses set forth below or such other address as a party shall have designated by notice in writing to the other party.
         If to Galileo:
                  P.O. Box 550
                  Galileo Park
                  Sturbridge, MA 01566
                  Telecopy No: (508) 347-2270
                  Attention: Board of Directors
         with a copy to:
                  David R. Pokross, Jr., Esq.
                  Palmer & Dodge LLP
                  One Beacon Street
                  Boston, MA 02108
                  Telecopy No: (617) 227-4420
         If to Employee:
                  10361 Parkstone Way
                  Boca Raton, FL 33498
                  Telecopy No: (561) 852-5936
         6.2 INTEGRATION. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding relating to Employee's employment with or compensation by LMI or Galileo. This Agreement supersedes the Prior Agreement, which shall be deemed terminated as of the date hereof. This Agreement may not be amended, supplemented or otherwise modified except in writing signed by the parties hereto.
         6.3 BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors, assigns, heirs and personal representatives.
         6.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
         6.5 SEVERABILITY. If any provision hereof shall for any reason be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall for any reason be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect. 6.6 ENFORCEMENT COSTS. If any action is brought to enforce any right under this Agreement, the party prevailing in such action shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses in such action as determined by the court.
         6.7 GOVERNING LAW. This Agreement shall be governed by the laws of Massachusetts without regard to its conflict of law provisions.




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         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first stated above.

                                  GALILEO CORPORATION


                                  By: /s/ Robert Happ
                                      --------------------------------
                                      Chairman, Compensation Committee
                                      of the Board of Directors


                                  EMPLOYEE


                                      /s/ W. Kip Speyer
                                      --------------------------------
                                      W. Kip Speyer







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